Exhibit 2.1

Execution

Version

PURCHASE AND SALE AGREEMENT

by and between

214 NORTH TRYON, LLC

a North Carolina limited liability company

as Seller,

and

PARKWAY PROPERTIES LP,

a Delaware limited partnership

as Buyer

April 30, 2012

Property: Hearst Tower, Mecklenburg County, North Carolina

TABLE OF CONTENTS

1. Deadlines and Definitions	1

1.1 Deadlines	1

1.2 Definitions	1

2. Purchase and Sale	1

3. Purchase Price	1

3.1 Deposit	1

3.2 Cash at Closing	2

4. Buyer’s Due Diligence and Inspection Rights; Termination Right	2

4.1 Review of Property and Property Documents	2

4.2 Guidelines for Inspection Rights	2

4.3 Title and Survey Examination	3
A. Title and Survey Objections	3
B. Cure of Title Matters	3
C. Buyer’s Right to Terminate	3
D. Pre-Closing Gap Defects	3

4.4 As-Is, Where-Is, With All Faults Sale	3
A. Assumption of Ownership Liability	4
B. Release	4
C. Survival	5

4.5 Termination Right	5

4.6 Independent Consideration	5

5. Seller’s Covenants	5

5.1 Title Documents, Leases and Contracts	5

5.2 Lease Enforcement	6

5.3 Status of Property	6

5.4 Tax Appeals	6

5.5 Contracts	7

5.6 Additional Audits	7

5.7 Notification of Subsequent Events	7

5.8 Leasing Restriction	7

6. Closing	8

6.1 Closing Mechanics	8

6.2 Seller’s Deliveries	8

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A. Deed	8
B. Bill of Sale	8
C. Assignment of Leases	8
D. Assignment of Contracts, Warranties and Other Interests	8
E. Notices of Assignment and Assumption	8
F. Withholding and Tax Certificates	8
G. Affidavit of Title/Gap Indemnity	8
H. Closing Statement	8
I. Evidence of Authority	8
J. Transfer Tax Declaration	9
K. Tenant Estoppels	9
L. Bank Lease	9
M. Bank Management Agreement	9
N. Delivery of Keys and Property Documents	9
O. Other Instruments	9

6.3 Buyer’s Deliveries	9
A. Net Purchase Price	9
B. Closing Document Counterparts	9
C. Buyer’s Certificate	9
D. Authority Documents	9
E. Other Instruments	9

7. Prorations, Credits and Closing Costs	9

7.1 Proration Items	9
A. Taxes and Assessments	10
B. Rental Payments	10
(i) Past Due Rents	10
(ii) Post Closing Collection Rights and Obligations	10
C. Security Deposits/Advance Rent	10
D. Utility Expenses and Deposits	11
E. Other Operating Expenses	11
F. New Lease Expenses	11

7.2 Closing Statement and Schedules	11

7.3 Reproration after Closing	11

7.4 Seller’s Closing Costs	11

7.5 Buyer’s Closing Costs	11

8. Representations and Warranties	12

8.1 Seller’s Representations and Warranties	12
A. Organization, Power and Authority	12
B. Patriot Act Compliance	12
C. Title to Real Property	12
D. Leases	13
(i) Tenants	13
(ii) Lease Defaults	13
(iii) Commissions	13
(iv) Tenant Improvements	13
E. Contracts	13

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F. Litigation Proceedings	13
G. Other Property Conditions	13
(i) Land Use Regulations	13
(ii) Taxes and Assessments	14
(iii) Special Assessments and Exactions	14
H. Financial Information	14
I. Contracts	14

8.2 Seller’s Warranties Deemed Modified	14

8.3 Claims of Breach Prior To Closing	14

8.4 Survival and Limits On Buyer’s Claims	14

8.5 Buyer’s Representations and Warranties	15
A. Organization, Power and Authority	15
B. No Bankruptcy	15
C. Patriot Act Compliance	15

9. Casualty and Condemnation	16

9.1 Major Event	16

9.2 Closing Despite Casualty/Condemnation	16

10. Other Conditions to Closing	16

10.1 Conditions to Buyer’s Obligations	16
A. Representations	16
B. Title Policy	16
C. Seller Compliance	17
D. Tenant Estoppels	17

10.2 Conditions to Seller’s Obligations	17
A. Representations	17
B. Buyer Compliance	17

10.3 Waiver of Conditions	17

11. Other Transaction Issues	17

11.1 Brokers	17

11.2 Confidentiality	18

11.3 Indemnity	18

11.4 Information Regarding Patriot Act Compliance	18

12. Default At or Prior to Closing	19

12.1 Buyer Default	19

12.2 Seller Default	19

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13. Notices	19

14. General Provisions	21
14.1 Counterparts	21
14.2 Facsimile or Electronic Signatures	21
14.3 Successors and Assigns	21
14.4 Governing Law	21
14.5 Entire Agreement	21
14.6 Time is of the Essence	21
14.7 Interpretation	22
14.8 Survival	22
14.9 Further Assurances	22
14.10 Exclusive Application	22
14.11 Partial Invalidity	22
14.12 Waiver Rights	22
14.13 No Implied Waiver	22
14.14 Rights Cumulative	23
14.15 Attorney's Fees	23
14.16 Waiver of Jury Trial	23
14.17 No Recordation	23
14.18 Maximum Aggregate Liability	23
14.19 Exhibits and Schedules	23

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SCHEDULES

A	Definitions

EXHIBITS

A.	Legal Description of Land

B.	Deed

C.	Bill of Sale

D.	Assignment and Assumption of Leases

E.	Assignment and Assumption of Contracts, Warranties and Other Interests

F.	Notices: -1: To Tenants -2: To Contract Parties

G.	Non-Foreign Certificate

H.	Title Company Documents: -1: Affidavit of Title -2: Gap Indemnity

I.	Closing Statement

J.	Authority Certificate

K.	Buyer’s Ownership Certificate

L.	List of Tenants

M.	List of Contracts

N.	Bank Lease

O.	Bank Management Agreement

P.	Excluded Assets

Q.	Representation Exceptions Schedule

R.	Not Used.

S.	Tenant Estoppel Certificate Form: -1:Third Party Tenants -2:Bank Lease

**	Note: The exhibits to this Purchase and Sale Agreement have been omitted from this filing. The registrant agrees to furnish a copy of such omitted schedules and exhibits to the Securities and Exchange Commission upon request.

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of April 30, 2012 (the “Effective Date”), by and between 214 NORTH TRYON, LLC, a North Carolina limited liability company (“Seller”), and PARKWAY PROPERTIES LP, a Delaware limited partnership (“Buyer”).

R E C I T A L S:

WHEREAS, Seller is the owner of that certain tract or parcel of land located in Mecklenburg County, North Carolina, and more particularly described on Exhibit A (the “Land”), and the Property (as hereinafter defined), and known as Hearst Tower, which contains approximately 2.349 acres of land, with building(s) totaling approximately 1,006,256 rsf of space and approximately 1,384 parking spaces; and,

WHEREAS, Buyer desires to acquire the Property from Seller for the purchase price of Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00) (“Purchase Price”) and Seller desires to convey the Property to Buyer all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth, the sum of One Hundred Dollars ($100.00) and other good and valuable consideration in hand paid by Seller to Buyer and by Buyer to Seller upon the execution of this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1. Deadlines and Definitions.

1.1 Deadlines. Wherever used in this Agreement, the following terms shall have the meanings set forth below:

“Closing Deadline” shall mean June 5, 2012, or such earlier date as the parties may mutually agree.

“Due Diligence Deadline” shall mean 6:00 p.m. local New York, New York time on May 21, 2012.

1.2 Definitions. In addition, wherever used in this Agreement, the terms set forth on Schedule A shall have the meanings set forth on Schedule A.

2. Purchase and Sale. Seller agrees to sell, convey, transfer and assign, and Buyer agrees to purchase, accept and assume, the Property, on the terms, conditions and provisions set forth in this Agreement.

3. Purchase Price. The Purchase Price, subject to the prorations and credits set forth herein, shall be due and payable as follows:

3.1 Deposit. Upon or prior to the full and final execution of this Agreement, Buyer shall make the Deposit in immediately available funds with Escrow Agent. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Deposit as provided herein, at Seller’s option, Buyer shall be deemed to have elected to Terminate this Agreement and, if Seller elects such option, the parties shall have no further rights or obligations hereunder except for obligations which

Purchase and Sale Agreement

expressly survive the termination of this Agreement. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the Deposit Escrow Agreement.

3.2 Cash at Closing. Buyer shall pay to Seller the Purchase Price, subject to the credits, prorations and adjustments set forth herein, and, as a portion of such payment, Buyer may authorize and direct Escrow Agent to simultaneously pay the Deposit to Seller, such payment to be made in cash by federal reserve bank wire transfer to such account and bank as Seller shall designate in writing to Buyer at or prior to Closing to be confirmed received in Seller’s account on or before 3:00 p.m. local New York, New York time on the Closing Date.

4. Buyer’s Due Diligence and Inspection Rights; Termination Right.

4.1 Review of Property and Property Documents. Until Closing, and subject to the terms of Section 4.2, Seller shall provide Buyer and Buyer’s Representatives with access to the Property and the Property Documents, wherever located, upon reasonable prior notice at reasonable times during business hours, with the right and license to conduct Due Diligence with respect to the Property. Seller shall provide access to the Property Documents via an electronic data room. Buyer shall deliver to Seller copies of all of Buyer’s Diligence Reports (excluding any attorney-client privileged communications or internally generated work product) within ten (10) days of receipt by Buyer, but with no liability for the accuracy thereof and no representation that Seller or any other party may rely thereon.

4.2 Guidelines for Inspection Rights. Buyer’s rights to conduct Due Diligence shall be subject to the following further requirements: (a) Due Diligence shall be conducted so as to minimize interference with the use, occupancy and operation of the Property, and must not interfere with the rights of tenants; (b) Due Diligence may only be performed during normal business hours and Buyer must provide Seller with at least twenty-four (24) hours prior written notice of its intent to perform Due Diligence on the Property; (c) Seller shall have the right to have a representative of Seller present during any entry upon the Property by Buyer or any Buyer’s Representative; (d) Buyer shall not contact any tenant or Service Contract party without Seller’s prior written consent, and any such contacts shall be subject to such reasonable conditions as Seller may impose; (e) Seller or its designated representative shall have the right to pre-approve, and be present during, any physical inspections or testing of the Property (which may not include any invasive sampling, boring, testing, or analysis of soils, surface water or groundwater at the Property without Seller’s prior written consent, and any such consent shall be subject to such reasonable conditions as Seller may impose); and (f) Buyer shall not cause or permit damage or injury to the Property, and Buyer shall immediately repair any such damage or injury and return the Property to the condition existing prior to any tests or inspections. Prior to such time as Buyer or any of Buyer’s Representatives enter the Property, Buyer shall (i) have or obtain policies of commercial general liability insurance (written on an occurrence, not claims made, basis) that insure Buyer and Buyer’s Representatives with liability insurance limits of not less than $2,000,000 combined single limit for personal injury and property damage and name Seller and Seller’s Property Manager as additional insureds and that are with such insurance companies, provide such coverages and carry such other limits as Seller may reasonably require, and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report and/or the issuance of a standard “zoning letter”, zoning report and/or “departmental search”, neither Buyer nor any Buyer’s Representative shall contact any governmental official or representative regarding the Property, including, but not limited to, the environmental condition of the Property or the status of compliance of the Property with zoning, building code or similar Laws, without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed. In addition, if Seller’s consent is obtained by Buyer, Seller shall be entitled to receive at least three (3) days

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prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative.

4.3 Title and Survey Examination. Seller has delivered to Buyer a Title Commitment for the Property.

A. Title and Survey Objections. Buyer shall have until the Due Diligence Deadline to notify Seller in writing of any Title Objections; any such notice shall be accompanied by the Title Commitment and Survey (if not previously obtained by Seller) and any other materials which evidence or disclose such objections to title. If Buyer fails to notify Seller of any Title Objections on or before the Due Diligence Deadline, then, notwithstanding any other provisions set forth herein, such failure to notify Seller shall constitute a waiver of such right to object to such matters existing as of the Effective Date, but shall not constitute a waiver of the right to object to so-called “gap” defects under Section 4.3D.

B. Cure of Title Matters. At Closing, if this Agreement is not Terminated, Seller shall Remove or cause to be Removed any Title Objections to the extent (and only to the extent) that the same constitute Required Removal Items, provided that Seller shall not be required to bring any action or institute any proceeding to effect such Removal. Seller may elect (but shall not be obligated) to Remove or cause to be Removed any other Title Objections, and, with respect thereto, Seller may notify Buyer in writing on or before the Title Cure Deadline whether Seller elects to Remove the same (and the failure to provide such notice on or before the Title Cure Deadline shall be deemed to constitute an election of Seller not to effect any such cure); if Seller elects to remove any other Title Objections, such obligation to remove shall be included in the Required Removal Items. Seller may use any portion of the Purchase Price to satisfy any Required Removal Items that exist as of Closing, provided such payment causes the Title Company to Remove the same.

C. Buyer’s Right To Terminate. If on or before the Title Cure Deadline Seller has not either cured such Title Objection or covenanted with Buyer to cure such item at or prior to Closing, then Buyer may Terminate this Agreement by written notice to Seller within five (5) Business Days after Seller’s election (but, in any event, prior to the Closing Date). Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such Title Objections and proceed to Closing. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Title Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

D. Pre-Closing Gap Defects. Whether or not Buyer shall have furnished to Seller any notice of Title Objections before the Due Diligence Deadline, Buyer may at or prior to Closing notify Seller in writing of any defects in title arising between the earlier of (i) the effective date of Buyer’s Title Commitment and (ii) the Due Diligence Deadline, and the Closing Date; with respect to any Title Objections set forth in such notice, Buyer shall have the same rights as those which apply to any notice of defects in title resulting from a notice of title defects by Buyer on or before the Due Diligence Deadline and Seller shall have the same rights and obligations to cure the same at or prior to Closing. If necessary, the date for Closing shall be automatically extended (by not more than fifteen (15) days) to allow Seller to cure such pre-closing “gap” defects.

4.4 As-Is, Where-Is, With All Faults Sale. Because Buyer is to conduct such Due Diligence as Buyer deems necessary or appropriate prior to the Due Diligence Deadline and independently confirm to Buyer’s satisfaction all information that it considers material to its purchase of the Property or the Transaction, the Property shall be sold, and Buyer shall accept possession of the Property at Closing, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in

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the Purchase Price. Without limiting the foregoing, except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth in the Property Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence. Buyer acknowledges that all such information must be verified independently during Due Diligence. In addition, Buyer expressly understands and acknowledges that the Property Documents made available to Buyer may not be complete in all respects and that Seller may not have complete information concerning the Property in Seller’s possession or control. In addition, Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Property and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown Liabilities shall be given in exchange for a full accord and satisfaction and discharge of all such Liabilities. Notwithstanding the foregoing, such acknowledgment is not intended to, and shall not be construed to, (i) result in any contractual assumption of liability as to matters which are not expressly assumed by Buyer in the Closing Documents, or (ii) affect or impair any rights or remedies that Buyer may have against Seller as a result of a breach of any of Seller’s Warranties or of any of Seller’s Surviving Covenants. If Closing occurs, Buyer, on behalf of itself and its successors and assigns, agrees as follows:

A. Assumption of Ownership Liability. By Closing, Buyer agrees that it automatically assumes and takes responsibility and liability for the following: (a) any and all Liabilities attributable to the Property to the extent that the same arise or accrue on or after the Closing and are attributable to events or circumstances which arise or occur on or after the Closing; (b) except for Pre-Closing Claims, any and all Liabilities with respect to the structural, physical or environmental condition of the Property, whether such Liabilities are latent or patent, whether the same arise or accrue before, on or after the Closing, and whether the same are attributable to events or circumstances which may arise or occur before, on or after the Closing, including, without limitation, all Environmental Liabilities (notwithstanding the foregoing, any tort or damage claims brought with respect to such Liabilities, to the extent that the same arises or accrues as a result of an injury that occurred prior to Closing, shall not be assumed by Buyer as a result of this clause (b) unless the same are caused by the acts or omissions of Buyer or any of Buyer’s Representatives; such claims are herein defined as “Pre-Closing Claims”); and (c) any and all Liabilities with respect to which Buyer receives a credit at Closing, but only to the extent of such credit.

B. Release. By Closing, Buyer, on behalf of itself and its successors and assigns, agrees that it automatically thereby releases each of the Seller Parties from, and waives any and all Liabilities against each of the Seller Parties for, attributable to, or in connection with the Property, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which arise or occur before, on or after the Closing, including, without limitation, the following: (a) any and all statements or opinions heretofore or hereafter made, or information furnished, by any Seller Parties to Buyer or any Buyer’s Representatives; (b) any and all Liabilities with respect to the structural, physical, or environmental condition of the Property, including, without limitation, all Environmental Liabilities; and (c) any implied or statutory warranties or guaranties of fitness, merchantability or any other statutory or implied warranty or guaranty of any kind or nature regarding or relating to any portion of the Property. Notwithstanding the foregoing, the foregoing release and waiver is not intended and shall not be construed as affecting or impairing any rights or remedies that Buyer may have against Seller with respect to (i) a breach of any of Seller’s Warranties, or (ii) a breach of any of Seller’s Surviving Covenants, nor as affecting or impairing any rights or remedies that Buyer may have against the Tenant under the Bank Lease with respect to the Bank Lease or against the Manager under the Bank Management Agreement.

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C. Survival. The provisions of this Section 4.4 shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The provisions of this Section 4.4 shall be deemed reaffirmed by Buyer by acceptance of the Deed and shall survive the Closing.

4.5 Termination Right. If Buyer, in its sole and absolute discretion, determines not to proceed with the Transaction or is not satisfied with any matters relating to the Property, Buyer may Terminate this Agreement by written notice to Seller at any time prior to the Due Diligence Deadline, in which event Buyer shall be entitled to the return of the Deposit. If Buyer has not delivered to Seller a termination notice as aforesaid by the Due Diligence Deadline, then Buyer shall be deemed to have accepted the condition of the Property (subject to Seller’s compliance with this Agreement, and the conditions to Closing set forth in Section 10) and Buyer shall thereafter have no right to Terminate this Agreement on account of such Due Diligence termination right under this Section 4.5. If after the Due Diligence Deadline Buyer conducts further Due Diligence, Buyer acknowledges and agrees that Buyer shall have no further right to Terminate this Agreement with respect to such further Due Diligence or otherwise in accordance with this Section 4.5 after the Due Diligence Deadline.

4.6 Independent Consideration. Seller and Buyer acknowledge and agree that One Hundred and No/100 Dollars ($100.00) of the Deposit shall be paid to Seller if this Agreement is terminated for any reason (the “Independent Contract Consideration”). Moreover, Seller and Buyer acknowledge and agree that the Independent Contract Consideration has been bargained for and agreed to as additional consideration for Seller’s execution and delivery of this Agreement. At Closing (defined below) the Independent Contract Consideration shall be applied to the Purchase Price. In the event this Agreement is terminated for any reason, Seller shall be entitled to the Independent Contract Consideration.

5. Seller’s Covenants. Seller agrees that between the Effective Date and the Closing Date:

5.1 Title Documents, Leases and Contracts. Without, as applicable, (i) prior written notice to Buyer, provided such written notice is received by Buyer on or before seven (7) Business Days before the Due Diligence Deadline, or (ii) thereafter, Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall not:

A. Transfer or further alter or encumber in any way Seller’s title to the Property as it exists as of the Effective Date (but an instrument that is required to be executed in connection with Seller’s obligations under a Lease or Contract shall not require Buyer’s prior written consent).

B. Enter into any new Lease, or cancel, modify, amend, extend or renew any existing Lease, or consent to any assignment or sublease in connection with any Lease, or accept any prepayment of rent thereunder more than thirty (30) days in advance; except that notwithstanding the foregoing, if any Lease requires that the landlord’s consent be subject to standards of discretion (such as that such consent not be unreasonably withheld), then Buyer shall be obligated to consider Buyer’s consent under the same standard of discretion, and any exercise by a tenant of a renewal, extension or expansion option or other right contained in such tenant’s Lease that does not require landlord consent shall not be prohibited by this covenant. With respect to any New Signed Lease, Buyer shall pay all of the New Lease Expenses for such New Signed Lease. After Closing to the extent any New (In Process) Leases are executed, Buyer shall (x) honor Seller’s listing brokers’ (Lincoln Harris LLC) commission agreements for any such

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leases, and (y) upon execution, pay all other New Lease Expenses with respect thereto. The provisions of this Section shall survive the Closing.

C. Extend, renew, replace or otherwise modify any Contract or enter into any new service contract or agreement except that any new Contract, service contract or agreement that will not be binding upon Buyer after Closing and that will not be subject to the Bank Management Agreement shall not require Buyer’s prior written consent, and except that a Contract that is required to be executed in connection with Seller’s obligations under a Lease shall not require Buyer’s prior written consent but shall require prior notice to Buyer).

Any notice from Buyer rejecting a proposed action or instrument shall include a description of the reasons for Buyer’s rejection. If Buyer fails to object in writing to any such instrument proposed under this Section 5.1 within three (3) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Seller shall promptly provide Buyer with true, correct and complete copies of any such instrument entered into by Seller.

5.2 Lease Enforcement. Seller shall have the right, but not the obligation, to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants. The exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

5.3 Status of Property. Between the Effective Date and Closing Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property; provided, however, that, subject to Buyer’s right to Terminate this Agreement prior to the Due Diligence Deadline in accordance with the terms of Section 4.5 hereof and in light of Buyer’s right to conduct Due Diligence, Buyer hereby agrees that Buyer shall accept the Property subject to, and Seller shall have no obligation to cure or correct any conditions or alleged defects discovered by Buyer in the course of its inspections of the Property or thereafter, including but not limited to (a) any violations of Laws, or (b) any physical conditions that would give rise to violations of Laws, whether the same now exist or arise prior to Closing, except only to the extent that a physical condition of the Property was changed by Seller after the Due Diligence Deadline in a manner that results in a violation of Law (the condition, including compliance with Laws, of the Property existing prior to the Due Diligence Deadline being acceptable to Buyer if Buyer has not exercised Buyer’s right to Terminate this Agreement under Section 4.5). Between the Effective Date and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the Effective Date from any governmental authority of the violation of any Laws regulating the condition or use of the Property.

5.4 Tax Appeals. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Tax Year and all prior Tax Years. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all Tax Years subsequent to the Closing Tax Year. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any past or present tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, apportioned between Buyer and Seller as follows: (a) any refunds or

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credits attributable to the Closing Tax Year shall be apportioned between Buyer and Seller in the manner provided in Section 7.1; (b) any refunds or credits attributable to any period prior to the Closing Tax Year, shall be paid to Seller; and (c) any refunds or credits attributable to any period after the Closing Tax Year shall be paid to Buyer. Buyer and Seller agree to cooperate with each other and to execute any and all documents reasonably requested in furtherance of the foregoing. The provisions of this Section shall survive the Closing.

5.5 Contracts. Seller has entered into the Contracts set forth on Exhibit M. None of the Contracts set forth on Exhibit M are to be assumed by Buyer at Closing. To the extent permitted under the Contracts, Seller shall deliver the requisite notices of termination or in the alternative, notice of reduction of services for the Contracts to only apply with respect to the premises under the Bank Lease, to those vendors that relate to the operation of the Property and not solely to the premises occupied by Seller’s affiliate under the Bank Lease on or before the Closing Date. In the event that one or more of the Contracts have not been effectively terminated as of the Closing Date to the reasonable satisfaction of both Buyer and Seller (the “Post-Closing Contracts”), Buyer and Seller shall enter into the Bank Management Agreement with respect to such Post-Closing Contracts.

5.6 Additional Audits. Buyer shall have, in addition to any inspection or audit rights contained elsewhere in this Agreement, the right to conduct a full audit of Seller’s general ledger for the Property (excluding any portions thereof that do not relate to the operations of the Building) relating to the operations and financial results of the Property, and at such time, including up to 270 days after Closing, as Buyer may reasonably determine is necessary to comply with applicable securities laws requirements, including, without limitation, Regulation § 210.3-14 promulgated under the Securities Exchange Act of 1934, as amended. Seller shall respond to reasonable requests for information made by Buyer’s accountants regarding such audit, including providing a standard representation letter. All costs incurred as a result of Buyer undertaking such audit shall be borne exclusively by Buyer; provided, however, Seller shall make available such books, records and materials as may be reasonably requested by Buyer or its accountants in order to conduct such audit. All such audit activities shall be conducted at Seller’s or its agent’s place of business in a commercially reasonable fashion during normal business hours and upon five (5) days prior notice from Buyer to Seller. If requested Seller shall provide copies of available information to Buyer, at the cost and expense of Buyer.

5.7 Notification of Subsequent Events. Prior to Closing, Seller shall use commercially reasonable efforts to promptly notify Buyer in writing if Seller receives any written notice or becomes aware of any material adverse change in or to the Property including, without limitation, any notice relating to any insurance contract or policy now held or owned by Seller to cancel or materially increase any premiums relating thereto, any notice from any governmental authority or agency that the Property is in violation of any applicable law, ordinance, rule, regulation or order, or notice of a release of a hazardous substance on, emanating from, impacting or threatening to impact the Property. Buyer acknowledges that Seller’s only obligation under this provisions is to use commercially reasonable efforts to notify Buyer, as provided above, and, in no event shall Seller’s failure to provide any such notice be a default by Seller under this Agreement or entitle Buyer to terminate this Agreement.

5.8 Leasing Restriction. Seller hereby covenants and agrees that from and after the Commencement Date and continuing through December 31, 2014, neither Seller nor its affiliates will enter into any lease agreement for space in any building owned by Seller or its affiliates in the portion of Charlotte, North Carolina located within the I-277 Loop with Kilpatrick Stockton LLP or PriceWaterhouseCoopers or any of their respective affiliates.

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6. Closing.

6.1 Closing Mechanics. Buyer and Seller shall conduct an escrow-style closing through Escrow Agent so that it will not be necessary for any party to attend the Closing (Buyer and Seller shall finalize and sign all documents not later than the day prior to Closing, and deliver such items into escrow for Closing). Upon Closing, Buyer shall deliver to Seller the Purchase Price and the other items required of Buyer as elsewhere set forth herein, and Seller shall deliver to Buyer possession of the Property, subject only to the Permitted Title Exceptions, and the other items required of Seller as elsewhere set forth herein. The items to be delivered by Seller or Buyer in accordance with the terms of Section 6.2 or Section 6.3 shall be delivered into escrow no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date except that (i) the items in the subsection entitled “Delivery of Keys and Property Documents” shall be delivered by Seller at the Property or made available for pick-up from Seller’s Property Manager on the Closing Date, and (ii) the Purchase Price shall be delivered by Buyer in accordance with the terms of Section 3.2.

6.2 Seller’s Deliveries. At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

A. Deed. A Special Warranty Deed in the form of Exhibit B.

B. Bill of Sale. A Bill of Sale in the form of Exhibit C.

C. Assignment of Leases. An Assignment and Assumption of Leases in the form of Exhibit D (the “Lease Assignment”).

D. Assignment of Contracts, Warranties and Other Interests. An Assignment and Assumption of Contracts, Warranties and Other Interests in the form of Exhibit E (the “Contract Assignment”).

E. Notices of Assignment and Assumption. A written notice in the form of Exhibit F-1, a copy of which shall be sent to each Tenant under a Lease (the “Tenant Notice”), and a written notice in the form of Exhibit F-2, a copy of which shall be sent to each party to a Contract, if any, assumed by Buyer hereunder (the “Contract Notice”).

F. Withholding and Tax Certificates. A certificate in the form of Exhibit G with respect to Section 1445 of the Internal Revenue Code stating whether or not Seller is a foreign person as defined in said Section 1445 and applicable regulations thereunder.

G. Affidavit of Title/Gap Indemnity. An Affidavit of Title with respect to liens and title matters in substantially the form of Exhibit H-1 and a Gap Indemnity in the form of Exhibit H-2 attached hereto.

H. Closing Statement. A Closing Statement Agreement in the form of Exhibit I attached hereto and incorporated herein by this reference (the “Closing Statement”), which shall include a reaffirmation of the representations, warranties and covenants set forth in Section 8 hereof. Seller and Buyer shall authorize and instruct Escrow Agent to file, as the “reporting person,” Internal Revenue Service Form 1099-B (“Proceeds from Real Estate, Broker, and Barter Exchange Transactions”), if and as required by Section 6045(d) of the Code.

I. Evidence of Authority. Evidence that Seller has the requisite power and authority to execute and deliver, and perform under, this Agreement and all Closing Documents,

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consisting of a certificate of an Assistant Secretary of Seller with respect to the authority to act on behalf of Seller of the individual executing on behalf of Seller all documents contemplated by this Agreement, in the form of Exhibit J attached hereto and incorporated herein by this reference.

J. Transfer Tax Declaration. If applicable, a duly completed real estate transfer tax declaration or return.

K. Tenant Estoppels. Any and all Tenant Estoppels received by Seller.

L. Bank Lease. The Bank Lease and a Tenant Estoppel with respect thereto, executed by the Tenant under the Bank Lease.

M. Bank Management Agreement. The Bank Management Agreement.

N. Delivery of Keys and Property Documents. The Property Documents and all keys to the Property or any portion thereof.

O. Other Instruments. Such other instruments or documents as may be reasonably requested by the Title Company, or reasonably necessary, to effect or carry out the purposes of this Agreement, subject to Seller’s prior approval thereof, which approval shall not be unreasonably withheld or delayed.

6.3 Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

A. Net Purchase Price. The net Purchase Price due at Closing under this Agreement.

B. Closing Document Counterparts. Executed counterparts of the following, executed and acknowledged by Buyer: Lease Assignment, Contract Assignment, Tenant Notice, Contract Notice, Closing Statement, Bank Lease and Bank Management Agreement.

C. Buyer’s Certificate. The certificate of Buyer substantially in the form of Exhibit K attached hereto and such other documents as Buyer may be required to deliver pursuant to the terms of Section 11.4 and to allow Seller to verify that the representations and warranties made in Section 8.5C are true, accurate and complete.

D. Authority Documents. Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s consummation of the Transaction, including Buyer’s execution of this Agreement and the Closing Documents required to be delivered by Buyer.

E. Other Instruments. Such other funds, instruments or documents as may be reasonably requested by the Title Company, or reasonably necessary, to effect or carry out the purposes of this Agreement, subject to Buyer’s prior approval thereof, which approval shall not be unreasonably withheld or delayed.

7. Prorations, Credits and Closing Costs.

7.1 Proration Items. Except as otherwise noted below, in each such proration set forth below, the portion thereof allocable to periods beginning as of the Closing Proration Time shall be credited to Buyer, or charged to Buyer, as applicable, and the portion thereof allocable to periods ending

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as of the Closing Proration Time shall be credited to Seller, or charged to Seller, as applicable, all of which prorations shall be made at Closing or, in the case of allocations to be made after Closing, upon receipt of such payments or payment of such expenses.

A. Taxes and Assessments. All ad valorem real estate and personal property taxes, and any sales taxes with respect to Rental Payments, with respect to the Property for the Closing Tax Year (regardless of the year for which such taxes are assessed) shall be prorated as of the Closing Proration Time. Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the Effective Date. If tax bills for the Closing Tax Year are not available on the Closing Date, taxes shall be prorated at Closing based upon the tax bills for the previous Tax Year, or, if available, based upon the current assessed valuation and current millage rates; in such event Seller and Buyer shall reprorate the taxes as actual or final tax bills for the current year are available.

B. Rental Payments. All Rental Payments received by Seller prior to Closing shall be prorated as of the Closing Proration Time. Rental Payments not collected prior to Closing shall not be prorated at Closing.

(i) Past Due Rents. Any Rental Payments which are received subsequent to the Closing Date by Buyer or its agents or Seller or its agents with respect to each Lease shall be applied first to pay the current portion of all Rental Payments due Buyer under such Lease. For each Lease, if all such Rental Payments from and after the month after the Closing Proration Time have been paid in full, then any remaining portion of such Rental Payments for such Lease shall be prorated as of the Closing Proration Time, and to the extent applicable to a period ending as of the Closing Proration Time, shall be remitted promptly by Buyer to Seller after deduction of Seller’s proportionate share of any costs of collection incurred by Buyer in connection therewith.

(ii) Post Closing Collection Rights and Obligations. Buyer shall use its commercially reasonable and good faith efforts in the normal course of Buyer’s business operations to collect and to enforce collection of all Rental Payments accrued prior to the Closing Proration Time. Buyer shall not have an exclusive right after Closing to collect the Rental Payments due Seller and Seller hereby retains its rights to pursue claims against any Tenant for Rental Payments due with respect to periods prior to the Closing Date; provided, however, that Seller shall not be permitted to commence or pursue any legal proceedings against any Tenant seeking eviction of such tenant or the termination of the underlying Lease.

C. Security Deposits/Advance Rent. Buyer shall receive a credit against the Purchase Price at Closing for all cash Tenant Deposits then held by Seller under the Leases. With respect to any Tenant Deposits which are letters of credit, Seller shall, if the same may be assigned or quitclaimed by Seller, deliver to Buyer at the Closing such original letters of credit, properly endorsed and acknowledged by the issuer thereof in the name of Buyer as the named beneficiary thereunder; to the extent such is not available at Closing, Seller shall: (i) deliver to Buyer at the Closing such original letters of credit, (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, including, as applicable, pending acceptance of the transfer of such letter of credit, acting as the indemnified agent of Buyer in connection with any draws thereunder, and (iii) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer so long as Seller does not incur any additional liability or expense in connection therewith.

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D. Utility Expenses and Deposits. Water, sewer, gas, waste fee, fire protection, electric and all other utility expenses and payments due or made with respect to the Property (except for those utility charges and operating expenses payable directly by tenants in accordance with the Leases) shall be prorated as of the Closing Proration Time, based upon the utility bills for the preceding period, or, at Seller’s option, the meters with respect thereto read as of Closing. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date.

E. Other Operating Expenses. All other operating expenses of the Property, including payments due or owing under any Contracts assumed by Buyer at Closing, and any fees as to which periodic payments are made for applicable licenses and permits, if any, shall be prorated as of the Closing Proration Time, except that no insurance policies shall be assumed as Contracts and no insurance premiums shall be prorated, and Seller shall be entitled to any refunds of any premiums for such policies.

F. New Lease Expenses. At Closing, Buyer shall (i) reimburse Seller for any and all New Lease Expenses to the extent that the same have been paid by Seller prior to Closing, and (ii) assume Seller’s obligations to pay when due any New Lease Expenses unpaid as of Closing, and Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) with respect to such New Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying New Lease Expenses and the payment thereof.

7.2 Closing Statement and Schedules. On or before five (5) days prior to the Closing Date, Seller shall deliver to Buyer a current schedule of the items and amounts to be prorated or credited as set forth in this Section 7, and a draft Closing Statement for the Transaction.

7.3 Reproration after Closing. The provisions of Section 7 shall survive the Closing. If the actual amounts of any of the aforesaid proration items are unavailable as of the Closing Date, then such proration shall be made on the basis of an amount reasonably estimated by Buyer and Seller at Closing and Buyer and Seller shall thereupon reprorate such items at such times as the exact amounts for such proration items become available (but such prorations will be made within one year after the Closing Date or upon such earlier date as the exact amounts for such proration become available); provided however, that no reproration adjustment shall be made if the net amount due is $100 or less, and provided that any request is delivered to the party from whom payment is requested on or before one (1) year after Closing. In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller current operating and financial statements (or such excerpts thereof as are sufficient to provide the information necessary for the determination of such adjustments) for the Property upon request by Seller.

7.4 Seller’s Closing Costs. Seller shall pay the following: (a) the fees and expenses of Seller’s attorneys, (b) the costs (including recording costs) of any cure of title defects required of Seller hereunder, (c) the commission due any broker retained by Seller including Broker, and (d) all transfer, documentary, excise, recording or other taxes or assessments imposed by virtue of the Deed.

7.5 Buyer’s Closing Costs. Buyer shall pay the following: (a) the costs of Buyer’s Due Diligence, (b) the fees and expenses of Buyer’s attorneys, (c) the commission due any broker retained by Buyer, (d) all lenders’ fees related to any financing to be obtained by Buyer; (e) all recording charges due on recordation of any Closing Documents (other than the Deed), (f) all escrow agent fees (if

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any are charged in connection with this Transaction), (g) the costs, expenses and premiums for the Title Commitment and Title Policy (including all examinations and reports in connection therewith, and all endorsements and reinsurance required by Buyer), and (h) the costs of the Survey (including any Survey costs incurred by Seller in anticipation of the sale of the Property).

8. Representations and Warranties.

8.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer as of the Effective Date, subject to the matters on the Representation Exception Schedule, as follows:

A. Organization, Power and Authority. Seller is duly organized, validly existing and in good standing under the Laws of the State of its organization or incorporation; is, to the extent required by Law, duly qualified to do business in the State in which the Property is located; and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder. Seller has the full power and authority to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by such parties (i) has been duly and validly authorized by all necessary action on the part of such parties, (ii) does not conflict with or result in a violation of the organizational documents of such parties (including, as applicable, its articles of incorporation, charter or by-laws, its partnership agreement or its operating agreement), or any judgment, order or decree of any court or arbiter in any proceeding to which any such party is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which any such party is bound or to which it is a party. No petition has been filed by Seller, nor has Seller received written notice of any petition filed against Seller, under the Federal Bankruptcy Code or any similar state or federal Law.

B. Patriot Act Compliance. Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control and Seller is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in this Transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by Law or that the Transaction or this Agreement is or will be in violation of Law. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

C. Title to Real Property. Seller has not entered into any currently effective agreement to sell or dispose of all or any portion of its interest in and to the Property. No Rents or Leases have been assigned, transferred or hypothecated by Seller, except (if applicable) by virtue of mortgage loan instruments which shall be paid in full by Seller at or prior to Closing, and except as set forth in the list of Contracts attached hereto with respect to any surviving leasing commission agreements with respect to the Property.

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D. Leases. To Seller’s Knowledge:

(i) Tenants. As of the Effective Date, the only tenants under signed leases at the Property are the tenants listed in Exhibit L attached hereto and incorporated herein by this reference and the Leases (together with all amendments) are also listed on Exhibit L; provided, however, that the foregoing is not intended (and shall not be construed) as a representation by Seller of the parties that are in actual possession of any portion of the Property since there may be subtenants, licensees or assignees that are in possession of portions of the Property of which Seller may not be aware, and nor does Seller represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the Tenants will have performed their obligations thereunder. Affiliates of Seller are also in occupancy of the Property. Seller has provided Buyer with true and complete copies of all the Leases and amendments.

(ii) Lease Defaults. As of the Effective Date, except for defaults cured on or before the date hereof, Seller has not received any written notice from any tenant of the Property asserting or alleging that Seller is in default under such tenant’s Lease. Except as disclosed in the Aged Receivables Report included in the data room, no tenant is more than thirty (30) days delinquent in rents under any Lease. Except as disclosed in the Aged Receivables Report included in the data room, no default (or event or condition which with notice or passage of time or both will be a default) exists under any Lease on the part of landlord or, to Seller’s knowledge, on the part of the tenant.

(iii) Commissions. As of the Effective Date, except as set forth in the list of Contracts attached hereto with respect to any surviving leasing commission agreements, there are no currently effective leasing commission agreements with respect to the Property. There are no outstanding or deferred obligations on the part of landlord for payment of leasing commissions with respect to the current term of any Lease.

(iv) Tenant Improvements. There are no outstanding or deferred obligations on the part of the landlord for construction of tenant improvements, rent abatements (“free rent”) or other tenant inducements to or on behalf of any tenant.

E. Contracts. As of the Effective Date, except for (i) the Contracts listed in Exhibit M attached hereto, (ii) the Leases, and (iii) the Record Exceptions, to Seller’s Knowledge, Seller has not entered into any contracts, subcontracts or agreements affecting the Property that will be binding upon Buyer after the Closing or that will be subject to the Bank Management Agreement. To Seller’s Knowledge, Seller has not received any written notice of default from any parties to the Contracts, if any, that will be assumed by Buyer and that has not been cured by Seller on or before the date hereof. Buyer acknowledges that Seller will not be providing Buyer with copies of any of the Contracts and amendments other than those, if any, that will be assumed by Buyer.

F. Litigation Proceedings. There is no current or pending litigation against Seller (including, but not limited to, condemnation proceedings against the Property) of which Seller has received written notice which, if determined adversely to Seller, would materially adversely affect the Property (exclusive of ordinary course “slip and fall” type litigation that is covered by insurance).

G. Other Property Conditions. To Seller’s Knowledge:

(i) Land Use Regulations. As of the Effective Date and except for violations that have been cured, Seller has not received any written notice from any governmental authority with

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respect to the material violation of any zoning law or other law or ordinance or code requirement applicable to the Property.

(ii) Taxes and Assessments. Except as disclosed in the Title Commitment, as of the Effective Date, Seller has not received any written notice of any proposed reassessments of the Property from the local taxing agencies that would, in the reasonable judgment of Seller, increase real property taxes or assessments against the Property.

(iii) Special Assessments and Exactions. Except as disclosed in the Title Commitment, as of the Effective Date Seller has not received any written notice from any governmental agency that any special assessments are pending, noted or levied against the Property.

H. Financial Information. To Seller’s knowledge, the financial information delivered to Buyer by Seller does not contain any material inaccuracy and does not omit any material operational information and is the information used by Seller in the ordinary course of business.

I. Contracts. Seller acknowledges that Buyer is not assuming any of the Contracts and represents and warrants that Buyer will not have any liabilities or obligations under the Contracts.

8.2 Seller’s Warranties Deemed Modified. Because Buyer’s primary reliance on the status of the matters addressed by Seller’s Warranties is Buyer’s own Due Diligence, to the extent that Buyer is deemed to know prior to the Due Diligence Deadline that any Seller’s Warranty is inaccurate, untrue or incorrect in any way, such Seller’s Warranty shall be deemed modified to reflect Buyer’s deemed knowledge.

8.3 Claims of Breach Prior To Closing. If at or prior to Closing, either Buyer or Seller obtains actual knowledge that any Seller’s Warranty is untrue, inaccurate or incorrect in any material respect, such party shall give the other party written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to Closing). Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed fifteen (15) days) to attempt such cure. If any Seller’s Warranty is untrue, inaccurate or incorrect in any material respect as of the date made, and Seller is unable to so cure such misrepresentation or breach, then Buyer, as its sole remedy shall elect either (a) to waive such misrepresentation or breach and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to Terminate this Agreement by written notice given to Seller on the Closing Date, in which event any Deposit shall be returned to Buyer. If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price. The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed $50,000.00.

8.4 Survival and Limits On Buyer’s Claims. Seller’s Warranties shall survive the Closing and not be merged therein for a period of one hundred eighty (180) days and Seller shall only be liable to Buyer hereunder for a breach of Seller’s Warranties made herein or in any of the Closing Documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller in writing on or before one hundred eighty (180) days after the Closing. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim

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against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing (Buyer’s remedy being as set forth in Section 8.3), or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $50,000.00.

8.5 Buyer’s Representations and Warranties. Buyer, as of the date of the execution of this Agreement by Buyer, represents and warrants to Seller as follows, and as a condition precedent to Seller’s obligation to consummate the Transaction at Closing pursuant to the terms of this Agreement, the following representations of Buyer shall be true and correct in all material respects as of the Closing Date:

A. Organization, Power and Authority. Buyer is a Delaware limited partnership duly organized, validly existing and in good standing under the Laws of the state of its organization, is, or will by the Closing Date be, to the extent required by Law, duly qualified to do business in the State in which the Property is located and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder. Buyer has the full power and authority to enter into this Agreement and the execution and delivery of this Agreement by Buyer (i) has been duly and validly authorized by all necessary action on the part of Buyer, (ii) to the knowledge of the officer of Buyer signing this Agreement, does not conflict with or result in a violation of Buyer’s Articles of Incorporation or By-Laws or any judgment, order or decree of any court or arbiter in any proceeding to which Buyer is a party, and (iii) to the knowledge of the officer of Buyer signing this Agreement, does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Buyer is bound or to which it is a party. There are no lawsuits pending against Buyer or, to Buyer’s knowledge, threatened, the outcome of which could adversely affect Buyer’s ability to purchase the Property or otherwise perform its obligations under this Agreement.

B. No Bankruptcy. Buyer has not (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state Law relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (C) made an assignment for the benefit of creditors.

C. Patriot Act Compliance. Neither Buyer nor any person, group, entity or nation that Buyer is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Buyer is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. Buyer is not engaging in this Transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Buyer have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Buyer is prohibited by Law or that the Transaction or this Agreement is or will be in violation of Law. Buyer has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

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9. Casualty and Condemnation. If after the Effective Date and prior to the Closing Date, any portion of the improvements is damaged or destroyed by fire or other casualty, or there shall be commenced or instituted against the Property any Condemnation Proceeding, Seller shall promptly give written notice of such event to Buyer, and the following provisions shall apply notwithstanding the contrary terms of any applicable Laws with respect to the subject matter of Section 9:

9.1 Major Event. If such damage or destruction results in a casualty loss in excess of $3,000,000, as reasonably determined by Seller, or if such Condemnation Proceeding would result in the taking of a portion of the Property worth in excess of $2,500,000 or materially, adversely impacts access to the Property, as reasonably determined by Seller, then Buyer shall have the right to Terminate this Agreement by written notice to Seller given no later than fifteen (15) Business Days after the giving of Seller’s notice of such event, in which event any Deposit shall be returned to Buyer, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to Terminate this Agreement within such period shall be deemed an election not to Terminate this Agreement.

9.2 Closing Despite Casualty/Condemnation. If a casualty or Condemnation Proceeding occurs and Buyer shall not, or has no right to, Terminate this Agreement on account thereof, then at Closing (a) the conveyance of the Property shall be less such portion of the Property so taken by (or, as applicable, shall be subject to) said Condemnation Proceeding, without adjustment of the Purchase Price, (b) Seller shall assign to Buyer (without recourse to Seller) all the rights to all awards or insurance proceeds with respect to such casualty or Condemnation Proceeding (except for business interruption coverage with respect to Rental Payments prior to Closing), (c) Seller shall provide a credit at Closing equal to (i) Seller’s deductible under Seller’s insurance policy, plus all proceeds or awards previously paid to Seller with respect to such casualty or Condemnation Proceeding, less (ii) an amount equal to the sum of (A) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with such casualty or Condemnation Proceeding, (B) any portion of any Condemnation Proceeding award that is allocable to loss of use of the Property prior to Closing, and the proceeds of any rental loss, business interruption or similar insurance to the extent allocable to the period prior to the Closing Date, and (C) the reasonable and actual costs incurred by Seller in stabilizing and/or repairing the Property following a casualty (and to the extent the sum of the items in (ii) is greater than the items in (i), Buyer shall pay such excess to Seller within one (1) Business Day after receipt of such awards or proceeds after Closing).

10. Other Conditions to Closing. The obligation of Buyer and Seller to close the Transaction shall be further subject to the satisfaction at or prior to Closing of the conditions precedent set forth in this Section.

10.1 Conditions to Buyer’s Obligations. The conditions precedent to Buyer’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by Buyer in writing, at its sole option:

A. Representations. Seller’s Warranties, subject to Sections 8.2 and 8.3, shall be true and correct in all material respects on and as of the Closing Date, except as modified in a manner permitted by the Agreement, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

B. Title Policy. At Closing, Buyer shall have received such conveyance of title to the Real Property as will enable the Title Company to issue the Title Policy (or a specimen or proforma policy thereof or “marked” Title Commitment) to Buyer subject only to the Permitted Title Exceptions and consistent with Section 4.3 hereof.

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C. Seller Compliance. Seller shall have performed all of the covenants, undertakings and obligations to be performed or complied with by Seller at or prior to Closing.

D. Tenant Estoppels. At or prior to Closing Buyer must receive Tenant Estoppels executed by such number of the Tenants as is necessary to comply with the Tenant Estoppel Requirement. Seller shall request that each Tenant deliver to Seller a Tenant Estoppel. Notwithstanding the foregoing, Seller shall not have any obligation to incur expenditures in order to obtain such Tenant Estoppels other than expenditures required in order to comply with the terms of the Leases. To the extent that any such estoppel certificate is received by Buyer after the Due Diligence Deadline, such estoppel certificate shall not disclose any information or facts that differ in any material respect from the information or facts that Buyer knows about or is deemed to know about prior to the Due Diligence Deadline.

10.2 Conditions to Seller’s Obligations. The conditions precedent to Seller’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by Seller in writing, at its sole option:

A. Representations. Buyer’s warranties set forth in Section 8.5 shall be true and correct in all material respects on and as of the Closing Date, except as modified in a manner permitted by the Agreement, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

B. Buyer Compliance. Buyer shall have performed all of the covenants, undertakings and obligations to be performed or complied with by Buyer at or prior to Closing.

10.3 Waiver of Conditions. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 10.1 and 10.2, respectively, except to the extent of any of Seller’s Surviving Covenants. In the event any of the conditions set forth in this in Section 10.1 and 10.2, respectively, are neither waived nor fulfilled, Seller or Buyer (as appropriate) may notify the other in writing of such failure (which written notice shall detail such failure), and if such failure remains uncured within five (5) Business Days after receipt of such written notice (or thirty (30) days for failure to satisfy the Tenant Estoppel Requirement), Seller or Buyer (as appropriate) may Terminate this Agreement by written notice to the other, in which event, subject to any rights and remedies, if any, that either party may have pursuant to the terms of Section 12, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.

11. Other Transaction Issues.

11.1 Brokers. Each party represents to the other that such party has not incurred any obligation to any broker or real estate agent with respect to the purchase or sale of the Property except for the Broker defined herein, which obligation has been incurred by Seller pursuant to a separate agreement with Broker executed in connection with the Transaction. Seller shall, upon Closing, pay to Broker the appropriate sales commission pursuant to the terms of the brokerage agreement with Broker. Except for Broker and such commission payable as set forth above, Seller and Buyer each hereby (a) represent and warrant to the other that it has not employed, retained or consulted any broker, agent, or finder in carrying on a negotiation in connection with this Agreement or the Transaction, and (b) indemnify and agree to hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys’ fees actually incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party

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on account of any brokerage fee, commission or other compensation arising by reason of the indemnitor’s breach of this representation and warranty. This Section shall survive the Closing or any termination of this Agreement.

11.2 Confidentiality. Buyer and Seller, for the benefit of each other, hereby agree that prior to Closing they will not release, announce, reveal or disclose or cause or permit to be released, announced, revealed or disclosed, and will use best efforts to prevent Buyer’s Representatives and Seller Parties, respectively, from releasing, announcing, revealing or disclosing, any of the terms, conditions or substance of this Agreement or the Transaction, including, but not limited to, any press notices, publicity (oral or written) or advertising promotion, without first obtaining the written consent of the other party hereto. Without limiting the foregoing or the terms of the Non-Disclosure Agreement (the “NDA”) executed by Buyer in connection with Buyer’s access to Seller’s Data Room (which is incorporated herein by this reference), Buyer shall hold, and shall cause the Buyer’s Representatives and any prospective investors in Buyer to hold in strict confidence and not disclose to any other person without the prior written consent of Seller, the terms of the Agreement and, unless and until the Closing occurs, any of the information in the Property Documents. The foregoing shall not preclude either party from (a) discussing the substance or any relevant details of the transactions contemplated in this Agreement with any of its representatives as described above, or (b) complying with any Laws applicable to such party or its affiliates, including, without limitation, stock exchange or governmental regulatory, disclosure, tax and reporting requirements, or, (c) issuing or causing the issuance of a press or media release or other information in the nature of a press release relating to this Agreement or the Transaction, provided, however, that such release is sent to the other party for prior approval, as to the exact text of such press release and of the extent of distribution thereof, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer and Seller shall indemnify and hold the other harmless from and against any and all Liabilities suffered or incurred by the indemnified party and arising out of or in connection with a breach by Buyer or Seller, as the case may be, of the provisions of this Section. The indemnification obligations contained in this Section shall survive the Closing or the earlier termination of this Agreement.

11.3 Indemnity. Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (a) the breach of the terms of Section 11.2 or (b) the entry on the Property and/or the conduct of any Due Diligence by Buyer or any of Buyer’s Representatives at any time prior to Closing; provided, however, that Buyer’s obligations under this clause (b) shall not apply to the mere discovery of an pre-existing environmental or physical condition at the Property. The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

11.4 Information Regarding Patriot Act Compliance. No later than the earlier of (a) 10 Business Days after the Effective Date, or (b) the Due Diligence Deadline, Buyer agrees to provide documentation reasonably necessary or desirable for Seller to verify that the representations and warranties made in Section 8.5C are true, accurate and complete, which documentation shall include, without limitation, information regarding the ownership of Buyer and a list of any person or entity that directly or indirectly owns more than a 10% interest in Buyer. In addition, if after review of such information Seller determines that it needs additional information regarding the owners of Buyer, Buyer agrees to provide Seller with the Social Security number, FEIN number, or a copy of the passport, as applicable, for each such person or entity, or such other information that Seller requires in lieu thereof, which may consist of an appropriate certification letter from a United States bank acceptable to Seller, the form and substance of which certification letter would be subject to Seller’s approval. Notwithstanding any provision in this Agreement to the contrary, Seller may disclose such information, without notice to

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Buyer, to any government agency or regulators in connection with any regulatory examination or if Seller reasonably believes that such disclosure is required by Law or its regulatory compliance policies.

12. Default At or Prior to Closing.

12.1 Buyer Default. If Buyer defaults in the observance or performance of its covenants and obligations hereunder, and such default continues for five (5) Business Days after the date of receipt of written notice from Seller demanding cure of such default, Seller shall be entitled, as its sole and exclusive remedy hereunder, to Terminate this Agreement by written notice to Buyer of such termination and to receive payment of the Deposit as full liquidated damages for such default of Buyer (and Escrow Agent shall deliver such payment within five (5) Business Days after such demand of Seller), the parties hereto acknowledging the difficulty of ascertaining the actual damages in the event of such a default, that it is impossible more precisely to estimate the damages to be suffered by Seller upon Buyer’s default, that such forfeiture of the Deposit is intended not as a penalty, but as full liquidated damages and that such amount constitutes a reasonable good faith estimate of the potential damages arising therefrom, it being otherwise difficult or impossible to estimate Seller’s actual damages which would be suffered by Seller in the event of default by Buyer. Except with respect to any right, obligation or liability which survives Closing or termination of this Agreement, including any indemnification provisions set forth in this Agreement, Seller’s right to Terminate this Agreement and receive payment of the Deposit as full liquidated damages, are Seller’s sole and exclusive remedies in the event of default hereunder by Buyer, and Seller hereby waives, relinquishes and releases any and all other rights and remedies (except any that survive Closing or termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to sue Buyer for damages or to prove that Seller’s actual damages exceed the Deposit which is hereby provided Seller as full liquidated damages, (2) any right to sue Buyer for specific performance, or (3) any other right or remedy which Seller may otherwise have against Buyer, either at law, or equity or otherwise.

12.2 Seller Default. If Seller defaults in the observance or performance of its covenants and obligations hereunder or if Seller breaches any of its representations and warranties under this Agreement, and such default or breach continues for five (5) Business Days after the date of receipt of written notice from Buyer demanding cure of such default, Buyer shall be entitled either, at Buyer’s option, (i) without waiving the right to elect the option to Terminate this Agreement, to sue Seller for specific performance of this Agreement, but only if such suit is filed within sixty (60) days after the occurrence of Seller’s alleged default, or (ii) to Terminate this Agreement by the delivery to Seller of notice of such termination and to receive the Deposit from Escrow Agent plus, if Buyer terminates as a result of a Seller default (other than a breach of a Seller representation and warranty), Seller shall also be obligated to reimburse Buyer’s actual out-of-pocket cost and expenses not to exceed $150,000. Except with respect to any right, obligation or liability which survives Closing or termination of this Agreement, including any indemnification provisions set forth in this Agreement, Buyer’s rights to so Terminate this Agreement or sue for specific performance, are Buyer’s sole and exclusive remedies hereunder in the event of default hereunder by Seller, and Buyer hereby waives, relinquishes and releases any and all other rights and remedies (except any that survive Closing or termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to sue for damages, or (2) any other right or remedy which Buyer may otherwise have against Seller either at law, in equity or otherwise. Buyer agrees that its failure to timely commence an action for specific performance within such the period noted above shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

13. Notices. All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Buyer under this Agreement shall be properly given only if made

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in writing and sent by (a) hand delivery, or (b) certified mail, return receipt requested, or (c) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air or Airborne Express), or (d) by email to the email address listed below (provided that a copy of such notice is also delivered within 24 hours to the party by one of the other methods listed herein), with all postage and delivery charges paid by the sender and addressed to Buyer or Seller, as applicable as set forth below, or at such other address (or telecopy number) as each may request in writing. Such notices delivered by hand, by telecopy, or overnight delivery service shall be deemed received on the date of delivery and, if mailed, shall be deemed received upon the earlier of actual receipt or two days after mailing. Said notice addresses are as follows (and Seller and Buyer shall have the right to designate changes to their respective notice addresses, effective five (5) days after the delivery of written notice thereof):

If to Seller:

214 North Tryon, LLC

c/o Bank of America, N.A.

Mail Code: NC2-109-06-05

13510 Ballantyne Corporate Place

Charlotte, NC 282772

Attention: PNC10270000

Telephone: 704.919.40076

Email: robert.g.becker@bankofamerica.com

With a copy to:

Bank of America Legal Department

1133 Avenue of the Americas, 43rd Floor

New York NY 10036

Attention: Legal Department (Maureen Roland)

Telephone: 646.556.2321

Telecopy: 704.409.0490

Email: maureen.roland@bankofamerica.com

With a copy to:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attention: Allison M. Ryan Telephone: 404.881.7439 Email: allison.ryan@alston.com

If to Buyer:	Parkway Properties LP 390 North Orange Avenue, Suite 2400 Orlando, FL 32801 Attention: David O’Reilly and Jason Bates Telephone: 407.650.0593 Email: doreilly@pky.com and jbates@pky.com

With a copy to:	Forman Perry Watkins Krutz & Tardy LLP 200 South Lamar Street Suite 100, City Centre Building Jackson, MS 39201-4099 Attention: Steven M. Hendrix Telephone: 601.960.8603 Email: shendrix@fpwk.com

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14. General Provisions.

14.1 Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all of the parties to this Agreement.

14.2 Facsimile or Electronic Signatures. Signatures to this Agreement transmitted by telecopy or email shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or emailed signature and shall accept the telecopied or emailed signature of the other party to this Agreement.

14.3 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Buyer shall not have the right to assign or delegate any right, duty or obligation of Buyer under this Agreement to any other party without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. Notwithstanding the foregoing, Buyer shall have the right to cause Seller to convey the Property to an affiliate of Buyer which is wholly owned by Buyer or wholly owned by the owners of Buyer, and which assignee shall be designated in writing by Buyer by the delivery to Seller of a written assignment of this Agreement pursuant to which Buyer’s obligations hereunder are expressly assumed by such assignee, together with delivery to Seller of evidence reasonably satisfactory to Seller of the valid legal existence of Buyer’s assignee, its qualification (if necessary) to do business in the jurisdiction in which the Property is located and of the authority of Buyer’s assignee to execute and deliver any and all documents required of Buyer under the terms of this Agreement, which items shall be received by Seller not less than ten (10) days prior to the Closing Date; notwithstanding the foregoing, the exercise of such right by Buyer shall not relieve Buyer of any of its obligations and liabilities hereunder including obligations and liabilities which survive the Closing or the termination of this Agreement, nor shall any such assignment alter, impair or relieve such assignee from the waivers, acknowledgements and agreements of Buyer set forth herein, all of which are binding upon the assignee of Buyer. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder.

14.4 Governing Law. This Agreement shall be governed by the Laws of the state in which the Land is located.

14.5 Entire Agreement. This Agreement and all the exhibits referenced herein and annexed hereto, and those other agreements incorporated herein by this reference (namely, the NDA and Deposit Escrow Agreement), contain the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any of the matters connected with this Transaction shall be effective for any purpose. The Access and Indemnity Agreement dated as of March 22, 2012 remains in full force and effect. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

14.6 Time is of the Essence. TIME IS OF THE ESSENCE of the Transaction and this Agreement.

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14.7 Interpretation. The titles, captions and section headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any party to this Agreement is made up of more than one person or entity, then all such persons and entities shall be included jointly and severally, even though the defined term for such party is used in the singular in this Agreement. If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next Business Day. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

14.8 Survival. Except as set forth below, the covenants, agreements, indemnities, representations and warranties contained herein shall not survive the Closing Date or any termination of this Agreement, except for the provisions of Section 4.4 (“As-Is, Where-Is, With All Faults Sale”), Section 5.4 (“Tax Appeals”), Section 5.6 (“Additional Audits”), Section 5.8 (“Leasing Restriction”), Section 7 (“Prorations, Credits and Closing Costs”), Section 8 (“Representations and Warranties”), Section 9.2 (“Closing Despite Casualty/Condemnation”), Section 11 (“Other Transaction Issues”) and Section 14.18 (“Maximum Aggregate Liability”) of the Agreement, each of which shall survive the Closing (limited, as applicable, as the term of survival may be otherwise specifically provided therein).

14.9 Further Assurances. Each party agrees to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

14.10 Exclusive Application. Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm or corporation other than Buyer and Seller hereto any right, remedy or claim under or by reason of this Agreement. All terms and conditions of this Agreement shall be for the sole and exclusive benefit of the parties hereto and may not be assigned.

14.11 Partial Invalidity. If all or any portion of any of the provisions of this Agreement shall be declared invalid by Laws applicable thereto, then the performance of said offending provision shall be excused by the parties hereto; provided, however, that, if the performance of such excused provision materially affects any material aspect of this Transaction and the other party does not upon demand enter into a modification or separate agreement which sets forth in valid fashion the covenants of such offending provision in a manner which counsel to both parties determine is valid, then the party hereto for whose benefit such excused provision was inserted in this Agreement shall have the right, exercisable by written notice given to the other party within ten (10) days after such provision is so declared invalid, to Terminate this Agreement.

14.12 Waiver Rights. Buyer reserves the right to waive, in whole or in part, any provision hereof that is for the benefit of Buyer. Seller reserves the right to waive, in whole or in part, any provision hereof that is for the benefit of Seller.

14.13 No Implied Waiver. Unless otherwise expressly provided herein, no waiver by Seller or Buyer of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Seller or Buyer upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Buyer of any

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breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

14.14 Rights Cumulative. All rights, powers, options or remedies afforded to Seller or Buyer either hereunder or by Law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by Law, unless expressly provided to the contrary herein.

14.15 Attorney’s Fees. Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including reasonable attorney’s fees, actually expended or actually incurred (without any statutory presumption as to attorneys’ fee amount) in connection therewith.

14.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

14.17 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 12.2 hereof.

14.18 Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller and the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer but excluding breach of Seller Covenants with respect to (i) proration adjustments under Section 7, (ii) Seller’s assignment of insurance proceeds or condemnation awards under Section 9.2, (iii) leasing restrictions under Section 5.8, or (iv) brokerage claims under Section 11) shall not exceed Seller’s Liability Limit. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

14.19 Exhibits and Schedules. All exhibits and schedules referred to in, and attached to, this Agreement are hereby incorporated herein in full by this reference.

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IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement under seal as of the day and year first above written.

SELLER:

214 NORTH TRYON, LLC, a North Carolina limited liability company

By:   BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association, as the sole member thereof

By:   /s/ Robert G. Becker

Name: Robert G. Becker

Title: Senior Vice President

BUYER:

PARKWAY PROPERTIES LP, a Delaware limited partnership

By:   PARKWAY PROPERTIES GENERAL PARTNERS, INC., a Delaware corporation,

General Partner

By:   /s/ James M. Ingram

Name: James M. Ingram

Title: Executive Vice President and Chief of Sales

By:   /s/ Mandy M. Pope

Name: Mandy M. Pope

Title: Executive Vice President, Chief Accounting Officer & Secretary

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SCHEDULE A

(attached to and made a part of that certain Purchase and Sale

Agreement by and between 214 North Tryon, LLC, as Seller, and

Parkway Properties LP, as Buyer, dated as of April 30, 2012)

“Agreement” shall mean this Purchase and Sale Agreement between Seller and Buyer.

“Bank Lease” shall mean the Lease with respect to the space occupied by Seller (or an affiliate of Seller) that shall be executed and delivered at Closing, in the form of Exhibit N and made a part hereof.

“Bank Management Agreement” shall mean the Management Agreement with respect to the Property between Buyer and Seller (or an affiliate of Seller) that shall be executed and delivered at Closing, in the form of Exhibit O and made a part hereof.

“Broker” shall mean CB Richard Ellis, Inc., which Broker has been retained by Seller.

“Business Day” shall mean Monday through Friday excluding holidays recognized by the state government of the State in which the Property is located.

“Buyer” shall mean the buyer referenced in the first paragraph of this Agreement.

“Buyer’s Diligence Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by Buyer or Buyer’s Representatives in connection with Buyer’s Due Diligence.

“Buyer’s Representatives” shall mean Buyer’s shareholders, principals, officers, employees, agents, advisors, representatives, attorneys, accountants, consultants, lenders, investors, contractors, architects and engineers or any other persons or entities acting for or on behalf of any of the foregoing, but only if the same conduct due diligence or are otherwise involved in the Transaction.

“Closing” shall mean the consummation and closing of the Transaction.

“Closing Date” shall mean the date on which the Closing occurs, which shall be on or before the Closing Deadline.

“Closing Deadline” is defined in Section 1.1 of this Agreement.

“Closing Documents” shall mean the documents and instruments delivered by Buyer and Seller pursuant to the terms of this Agreement or as otherwise in connection with the Transaction or this Agreement, as enumerated in Section 6.2 and Section 6.3 or as otherwise executed and delivered by Buyer or Seller as part of the Closing escrow arrangement entered into pursuant to this Agreement.

“Closing Proration Time” shall mean (a) if the Purchase Price is received by Seller (or by Escrow Agent, along with authorization from Buyer to release such proceeds) prior to 3:00 p.m. local New York, New York time on the Closing Date, as of 11:59 p.m. local New York, New York time on the day prior to the Closing Date, in which event the day of Closing shall belong to Buyer, and (b) if the Purchase Price is received by Seller (or by Escrow Agent) at or after 3:00 p.m. local New York, New York time on the Closing Date, 11:59 p.m. local New York, New York time on the Closing Date, in

Sale Agreement Definitions

which event the day of Closing shall belong to Seller, and, either at Closing or upon reproration after Closing, Buyer and Seller shall reprorate as of such new Closing Proration Time.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Condemnation Proceeding” shall mean any proceeding in condemnation, eminent domain or any written request for a conveyance in lieu thereof, or any notice that such proceedings have been or will be commenced against any portion of the Property.

“Confidential Materials” shall mean any books, computer software, records or files (whether in an electronic or printed format) that consist of or contain any of the following: appraisals; capital budgets; strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, Seller’s Property Manager or any direct or indirect owner of any beneficial interest in Seller which such party deems proprietary or confidential.

“Contracts” shall mean all contracts respecting leasing, management, maintenance or operation of the Real Property, including, but not limited to, equipment leases, agreements with respect to building systems, service, construction, and maintenance contracts. A summary list of the Contracts (showing identity of contract parties and type of service) is shown on Exhibit M and made a part hereof. The Contracts to be assigned at Closing shall not include those designated as “national contracts” as shown on Exhibit M, as such Contracts apply to multiple properties.

“deemed to know” (or “deemed knowledge” or words of similar import) shall have the following meaning: Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that (i) any Buyer’s Representative knows of such fact or circumstance, or (ii) such fact or circumstance is disclosed by this Agreement, any Closing Documents executed by Seller, the Property Documents (that have either been placed in the data room or delivered to Buyer for inspection), which are expressly referenced in the exhibits, any Tenant Estoppel executed by any tenant of the Property and delivered to Buyer or any Buyer’s Representatives, or any Buyer’s Diligence Reports. Without limiting the foregoing, Buyer shall be “deemed to know” that any Seller’s Warranty is untrue, inaccurate or incorrect to the extent that of the aforesaid items contains information, or any Buyer’s Representative has knowledge of information, that is inconsistent with such Seller’s Warranty.

“Deposit” shall mean the sum of Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00).

“Deposit Escrow Agreement” shall mean that certain Escrow Agreement by and among Escrow Agent, Buyer and Seller dated April 30, 2012, which is incorporated herein by this reference.

“Due Diligence” shall mean the investigation by Buyer and Buyer’s Representatives of the feasibility and desirability of purchasing the Property, including all audits, reviews, surveys, examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations, investigations and verifications with respect to the Property, the Property Documents (including, but not limited to, the Bank Lease and the Bank Management Agreement), title matters, Survey matters, Environmental Matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, the economic status of the Property, and other information and documents regarding the

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Property, and verification of all Documents and other information made or to be made available to Buyer with respect to Property.

“Due Diligence Deadline” is defined in Section 1.1 of this Agreement. The “Due Diligence Period” runs from prior to the Effective Date to the Due Diligence Deadline.

“Effective Date” shall mean the date of this Agreement referenced in the first paragraph of this Agreement.

“Environmental Liabilities” shall mean all Liabilities relating to the release, presence, discovery or removal of any hazardous or regulated substance, chemical, waste or material that may be located in, at, about or under the Property, or connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any related claims or causes of action.

“Escrow Agent” shall mean First American Title Insurance Company, the party selected to hold the Escrow Deposits and administer the Closing in escrow, in its capacity as escrow agent, whose address is National Commercial Services, Six Concourse Parkway, Suite 2000, Atlanta, Georgia 30328, Attention: Kimberly T. Aaron and Jon D. Uhlir, Telephone: 888.380.6996, or 770.390.6500 (Kim) and 770.390.6520 (Jon), Email: ktaaron@firstam.com and juhlir@firstam.com.

“Escrow Deposits” shall mean the Deposit, and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow hereunder.

“Excluded Assets” shall mean those assets listed on Exhibit P.

“Land” shall mean that certain tract or parcel of land, more particularly described on Exhibit A.

“Law” shall mean any federal, state or local law, statute, ordinance, code, order, decrees, or other governmental rule, regulation or requirement, including common law.

“Leases” shall mean all leases, rental agreements and other occupancy agreements for the use or occupancy of any portion of the Property, together with all amendments to, modifications of, renewals and extensions thereof, and all Tenant Deposits.

“Lien” shall mean any mortgage, deed of trust, security deed, lien, judgment, pledge, conditional sales contract, security interest, past-due taxes, past-due assessments, contractor’s lien, materialmen’s lien, judgment or similar encumbrance against the Property of a monetary nature.

“Liabilities” shall mean any and all direct or indirect damages, demands, claims, payments, problems, conditions, obligations, actions or causes of action, assessments, losses, Liens, liabilities, costs and expenses of any kind or nature whatsoever, including, without limitation, penalties, interest on any amount payable to a third party, lost income and profits, and any legal or other expenses (including, without limitation, reasonable attorneys’ fees and expenses) reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.

“New Lease Expenses” shall mean, collectively, any and all costs, expenses and fees arising out of or in connection with (a) any extensions, renewals or expansions under any Lease exercised or granted

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between the Effective Date and the Closing Date, and (b) any New (In Process) Lease. New Lease Expenses shall include, without limitation, (i) brokerage commissions and fees to effect any such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant’s requirements with regard to such leasing transaction, (iii) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (iv) if there are any rent concessions covering any period that the tenant has the right to be in possession of the demised space, the rents that would have accrued during the period of such concession prior to the Closing Date as if such concession were amortized over (A) with respect to any extension or renewal, the term of such extension or renewal, (B) with respect to any expansion, that portion of the term remaining under the subject Lease after the date of any expansion, or (C) with respect to any New (In Process) Lease, the entire initial term of any such New(In Process) Lease, and (v) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Signed Lease or New (In Process) Lease to the landlord under another lease.

“New (In Process) Leases” shall mean any Lease with a third party (not an affiliate of Seller) that results from negotiations commenced by Seller in its current capacity as landlord, as to which the letter of intent or term sheet is issued prior to or after the Effective Date and the Lease is executed either prior to or after Closing. The New (In Process) Leases are Dixon Hughes Goodman LLP, Booz Allen Hamilton and Mortimer’s Café.

“Other Interests” shall mean the following other interests of Seller in and to the Real Property, Leases, Contracts, or Personal Property, or pertaining thereto: (a) to the extent that the same are in effect as of the Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property, and (b) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date, and (c) the rights of Seller (if any) to the name “Hearst Tower” (it being acknowledged by Buyer that Seller does not have exclusive rights (and in fact may have no rights) to use such name and that Seller has not registered the same in any manner); but specifically excluding the Excluded Assets.

“Permitted Title Exceptions” shall mean, subject to Buyer’s rights to review and make objection to the status of title and survey as set forth in this Agreement, and the right of Buyer to Terminate this Agreement pursuant to Section 4.5 if the Due Diligence is not satisfactory, the following: (a) the Leases and any new Leases entered into between the Effective Date and the Closing Date in accordance with the terms of this Agreement; (b) all real estate taxes and assessments not yet due and payable as of the Closing Date; (c) local, state and federal (if applicable) zoning and building Laws; (d) the Record Exceptions disclosed by the Title Commitment; (e) the state of facts disclosed by a current Survey of the Land obtained by Buyer; and (f) any other matters approved as Permitted Title Exceptions in writing by Buyer prior to Closing or deemed approved as Permitted Title Exceptions pursuant to this Agreement.

“Personal Property” shall mean (a) all Property Documents; (b) all keys and combinations to all doors, cabinets, safes, enclosures and other locking items or areas on or about the Improvements; and (c) all tangible personal property owned by Seller that is located on the Real Property and used in connection with the occupation or operation of the Real Property; but specifically excluding the Excluded Assets and any Confidential Materials and any computer software that is licensed to Seller.

“Pre-Closing Claims” is defined in Section 4.4A of this Agreement.

“Property” shall mean the Real Property, the Leases, the Contracts, the Personal Property and the Other Interests, but excluding the Excluded Assets.

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“Property Documents” shall mean all books, records and files of Seller and of the management agent for the Property related to the Property (other than those books, records or files containing Confidential Materials) and all other documents and instruments applicable to the Property or any portion thereof or which are otherwise obtained by Buyer or Buyer’s Representatives prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“Purchase Price” is defined in the Recitals to this Agreement.

“Real Property” shall mean the Land and all improvements and fixtures located thereon and owned by Seller as of Closing, together with all the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereunto belonging or appertaining thereto, and Seller’s rights, easements or other interests, if any, in and to adjacent streets, alleys and rights-of-way, or other property abutting such Land, and together with any and all water and water rights, wells, well rights and well permits, water and sewer taps, sanitary or storm sewer capacity or reservations and rights under utility agreements with any applicable governmental or quasi-governmental entities or agencies with respect to the providing of utility services to such Land.

“Record Exceptions” shall mean all instruments recorded in the real estate records of the County in which the Land is located which affect the status of title to the Real Property.

“Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Title Policy, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise; provided, however, that Seller shall not be permitted to Remove any Title Objection other than liens evidencing monetary encumbrances by “insuring over” such liens without the consent of Buyer, which consent shall not be unreasonably withheld or delayed.

“Rental Payments” shall mean all payments received by on or behalf of Seller from Tenants or with respect to the Leases or with respect to any other use or occupancy of the Property for items such as minimum or base rent, additional rent, percentage rent, termination or cancellation charges, reimbursement for real estate taxes, utilities, parking fees and revenues, operating and maintenance expenses and insurance, as well as any other reimbursements or charges received thereunder.

“Representation Exception Schedule” shall mean the exceptions to the representations and warranties of Seller set forth on Exhibit Q.

“Required Removal Items” shall mean, collectively, any Title Objections to the extent (and only to the extent) that the same (a) have not been caused by Buyer or any Buyer’s Representatives, and (b) are either: (i) Liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes or assessments) which can be Removed by payment of liquidated amounts, but only if such Liens have been created by written instrument signed by Seller or assumed by written instrument signed by Seller, or (ii) liens or encumbrances (including, but not limited to, Monetary Liens) created by Seller after the Effective Date in violation of this Agreement.

“Seller” shall mean the seller referenced in the first paragraph of this Agreement.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) any Broker retained by Seller; (d) Seller’s Property Manager; (e) any direct or indirect owner of any beneficial interest in Seller, or any subsidiaries, parents or affiliates of Seller; (f) any officer, director, employee, affiliate, principal, partner, shareholder, representative, agent or contractor of Seller, its counsel, any Broker retained by Seller, Seller’s Property Manager or any direct or indirect owner of any beneficial

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interest in Seller or of any subsidiaries, parents or affiliates of Seller; and (g) any other entity or individual affiliated or related in any way to any of the foregoing, and their successors and assigns.

“Seller’s Knowledge” or words of similar import shall refer only to the actual knowledge of David L. Sudderth and Robert G. Becker, employees of Seller primarily responsible for the sale of the Property on behalf of Seller, and Anthony C. Perez, the employee of Seller primarily responsible for the management of the Property on behalf of Seller, and shall not be construed to refer to the knowledge of any other Seller Party, or to impose or have imposed upon such parties any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by such parties. There shall be no personal liability on the part of such parties arising out of any of the Seller’s Warranties.

“Seller’s Liability Limit” shall mean $3,000,000.00.

“Seller’s Property Manager” shall mean Lincoln Harris LLC, whose address is 4725 Piedmont Row Drive, Suite 800, Charlotte, NC 28210, Attn:             , Telephone: 704.714.7600, Email:             @lincolnharris.com, the current provider of property management services with respect to the Property.

“Seller’s Surviving Covenants” shall mean Seller’s obligations under the Bank Management Agreement and under the following sections of the Sale Agreement: Section 5.4 (Tax Appeals), Article 7 (Prorations, Credits and Closing Costs), Section 11.1 (Brokers), and Section 11.2 (Confidentiality), to the extent the terms thereof are to be performed after Closing and expressly survive the Closing.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 8.1 and the limited warranty of title set forth in the deed executed by Seller in connection with Closing, as the same may be deemed modified or waived by Buyer pursuant to this Agreement.

“Survey” shall mean a survey of the Land obtained by Buyer pursuant to Section 4.

“Tax Year” shall mean the year period commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

“Tenant” shall mean a tenant under a Lease; collectively, all tenants under the Leases are referred to as the “Tenants”.

“Tenant Deposits” shall mean all prepaid rents, advance rentals, security deposits and other deposits made with respect to the Leases.

“Tenant Estoppel” shall mean each estoppel certificate executed by a Tenant, which estoppel certificates shall be substantially in the form set forth on Exhibit S-1 for Tenants other than the Tenant under the Bank Lease, with any modifications made by the tenant that are consistent with the minimum requirements set forth in the Tenant’s Lease, shall be dated no earlier than forty five (45) days prior to the original Closing Deadline set forth herein and shall not indicate any material discrepancies in information made available to Buyer prior to the Due Diligence Deadline. Any Tenant Estoppel required of the Tenant under the Bank Lease shall be substantially in the form set forth on Exhibit S-2.

“Tenant Estoppel Requirement” shall mean Tenant Estoppels executed by (i) Tenant under the Bank Lease (to be executed as a Closing Document), (ii) all tenants who rent over 40,000 rsf, and (iii) eighty percent (80%) of all Tenants (including the Bank Lease and all tenants who rent over 40,000

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rsf) (and such percentage shall calculated by the rentable square footage basis of the improvements so leased).

“Terminate” shall mean the termination of this Agreement, by Buyer or Seller as applicable as set forth in this Agreement, in which event thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

“Title Commitment” shall mean the Commitment of the Title Company to issue the Title Policy.

“Title Company” shall mean First American Title Insurance Company, National Commercial Services, Six Concourse Parkway, Ste. 2000, Atlanta, Georgia 30328, Attention: Jon D. Uhlir and Robert G. Bennett, III, whose phone numbers are 888.380.6996, or 770.390.6520 (Jon) and 770.390.6507 (Robert), fax number is 866.735.3071, and emails are juhlir@firstam.com and rgbennett@firstam.com.

“Title Cure Deadline” shall mean 6:00 p.m. local New York, New York time on that day which is fifteen (15) days after the date on which Buyer delivers to Seller Buyer’s title and survey objections.

“Title Objections” shall mean any defects in title (including any Record Exceptions which are not acceptable to Buyer) or survey (including the description of the Land) which may be revealed by Buyer’s examinations thereof to which Buyer timely objects in accordance with the terms of Section 4.3.

“Title Policy” shall mean the ALTA Owner’s Policy of Title Insurance (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) issued by the Title Company in the amount of the Purchase Price and in the form of the Title Commitment, and containing, unless prohibited by applicable statutes or regulations, such endorsements as Buyer may obtain from the Title Company in the Title Commitment prior to the Due Diligence Deadline. After the Due Diligence Deadline, Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request.

“Transaction” shall mean the purchase and sale transaction contemplated by this Agreement.

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